Exhibit 10.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND AMONG

JACOBS SOLUTIONS INC.,

AMAZON HOLDCO INC.,

and

AMENTUM PARENT HOLDINGS LLC

November 20, 2023

ii

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of November 20, 2023 (this “Agreement”), is by and among Jacobs Solutions Inc., a Delaware corporation (the “Company”),Amazon Holdco Inc., a Delaware corporation (“SpinCo”) and Amentum Parent Holdings LLC, a Delaware limited liability company (“Merger Partner”).

W I T N E S S E T H:

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a wholly owned, indirect Subsidiary of the Company;

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to separate the SpinCo Business from the Company Business;

WHEREAS, the Company, SpinCo, Merger Partner and Amentum Joint Venture LP, a Delaware limited partnership (“Merger Partner Equityholder”) have entered into a Separation and Distribution Agreement, dated as of the date hereof (as amended from time to time, the “Separation and Distribution Agreement”), providing for the separation of the Company Business from the SpinCo Business;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among the Company, SpinCo, Merger Partner, and Merger Partner Equityholder, following the distribution by the Company of at least 80.1% of the SpinCo Common Stock, at the Distribution, Merger Partner will merge with and into SpinCo (the “Merger”), with SpinCo surviving; and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among the Company, SpinCo and the Company, Assets, Liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1. Any terms that are capitalized but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement.

(1) “Accelerated Portion” shall mean, with respect to each unvested Company RSU Award or Company PSU Award that is outstanding as of the Measurement Date and held by an individual expected by the Company in good faith to be a SpinCo Employee or a Transferred Director, a portion of such award covering a number of shares of Company Common Stock equal to the product of (a) (i) with respect to each Company PSU Award, the total number of shares of Company Common Stock that remain subject to such award (determined based on deemed satisfaction of the performance conditions applicable to such award at the actual level of performance achievement through the latest practicable date prior to the Acceleration Date, with performance conditions adjusted to the extent necessary to reflect a shortened performance period, in each case, as determined by the Company Compensation Committee in its reasonable discretion (the “Assumed Performance Level”)) or (ii) with respect to each Company RSU Award, the total number of shares of Company Common Stock subject to such award that are scheduled to vest on the next scheduled vesting date following the Acceleration Date, multiplied by (b) a fraction, the numerator of which is (i) with respect to each Company PSU Award, the total number of days from the grant date through the Acceleration Date or (ii) with respect to each Company RSU Award, the total number of days from the most recent vesting date prior to the Acceleration Date (or from the grant date if no such vesting date has occurred) through the Acceleration Date, and the denominator of which is (I) with respect to each Company PSU Award, the total number of days in the vesting period or (II) with respect to each Company RSU Award, the total number of days in the period from the most recent vesting date prior to the Acceleration Date (or from the grant date if no such vesting date has occurred) through the next scheduled vesting date following the Acceleration Date; provided that, which respect to the Company Equity Awards designated as “Fully Accelerated Awards” on Schedule (1), the Accelerated Portion shall mean the entire award. Notwithstanding the foregoing, without double-counting, (x) the Accelerated Portion shall in any event include (A) the portion of each Company RSU Award outstanding as of the Measurement Date that is otherwise scheduled to vest in November 2024 and (B) with respect to Company PSU Awards scheduled to vest in November 2024, the entire award (based on the Assumed Performance Level), and (y) with respect to Company PSU Awards, the fraction described in clause (b) above shall be no less than two-thirds (2/3) in the case of an award scheduled to vest in November 2025 and one-third (1/3) in the case of an award scheduled to vest in November 2026.

(2) “Acceleration Date” shall mean the Record Date (as defined in the Merger Agreement).

(3) “Adjustment Ratio” shall mean the quotient, rounded to four (4) decimal places, of (a) the closing per-share price of Company Common Stock trading “regular way with due bills” on the NYSE on the last regular trading day (9:30 am to 4:00 pm EST) ending immediately preceding the Distribution Date divided by (b) the volume-weighted average trading price of a share of SpinCo Common Stock for three consecutive regular trading days (9:30 am to 4:00 pm EST) on the NYSE, starting with and including the first regular trading day (9:30 am to 4:00 pm EST) that commences immediately after the Distribution Time.

(4) “Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 8.9.

(5) “ARD” shall mean the Acquired Rights Directive pursuant to EC Directive no. 2001/23 dated March 12, 2001, as amended from time to time, and domestic legislation implementing such directive into the national Law of any country in the European Union, as amended from time to time, or any legislation that is similar or has substantially the same effect in any country outside the European Union.

(6) “Benefit Plan” shall have the meaning set forth in the Merger Agreement.

(7) “Cash Incentive Compensation” shall have the meaning set forth in Section 4.1(a).

(8) “CBA Liabilities” shall mean all Liabilities arising under or related to (a) any Collective Bargaining Agreement that solely covers the SpinCo Business, SpinCo Employees or Former SpinCo Employees or (b) any Collective Bargaining Agreement covering the SpinCo Business, any SpinCo Employee or any Former SpinCo Employee in addition to the Company Business, any Company Employee or any Former Company Employee, but only to the extent such Liabilities are related to the SpinCo Business, any SpinCo Employee or any Former SpinCo Employee.

(9) “COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

(10) “Collective Bargaining Agreement” shall have the meaning set forth in the Merger Agreement.

(11) “Company” shall have the meaning set forth in the Preamble.

(12) “Company 401(k) Plans” shall mean the Jacobs 401(k) Plus Savings Plan and the Jacobs Union 401(k) Plus Plan, in each case, as amended from time to time.

(13) “Company Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by the Company or any of its Subsidiaries immediately prior to the Distribution, but excluding any SpinCo Benefit Plan.

(14) “Company Compensation Committee” shall mean the Human Resource and Compensation Committee of the Company Board.

(15) “Company Deferred Compensation Plans” shall mean the Jacobs Executive Deferral Plan, the CH2M HILL Companies, Ltd. Deferred Compensation Plan, the Jacobs Engineering Group Field Services Deferred Compensation Plan and the Company Director Deferred Compensation Plan, in each case, as amended from time to time.

(16) “Company Director Deferred Compensation Plan” shall mean the Jacobs Solutions Inc. Directors Deferral Plan, as amended from time to time.

(17) “Company Employee” shall mean each employee of the Company Group or the SpinCo Group who is not a SpinCo Employee.

(18) “Company Equity Awards” shall mean Company Option Awards, Company RSU Awards and Company PSU Awards, collectively.

(19) “Company Equity Plans” shall mean the Jacobs Solutions Inc. 2023 Stock Incentive Plan, the Jacobs Solutions Inc. 1999 Stock Incentive Plan, and the Jacobs Solutions Inc. 1999 Outside Director Stock Plan, in each case as amended from time to time and any predecessor plans.

(20) “Company ESPP” shall mean the Jacobs Solutions Inc. Employee Stock Purchase Plan, as amended from time to time.

(21) “Company FSA Plan” shall have the meaning set forth in Section 3.2(b).

(22) “Company LifeSight Plan” shall mean the registered pension scheme and occupational pension scheme established by Towers Watson Limited (registered number 5379716) under which the Company and certain of its Affiliates participates pursuant to the Participation Agreement, entered into on September 27, 2019, between Towers Watson Limited, LifeSight Limited and Jacobs UK Limited, as amended or supplemented from time to time.

(23) “Company Non-U.S. Pension Plan” shall mean each Benefit Plan that is a defined benefit pension plan and is maintained in, or is contributed to, in respect of current or former Employees who are or were principally employed in any jurisdiction outside of the United States.

(24) “Company Option Award” shall mean an award of options to purchase shares of Company Common Stock granted pursuant to a Company Equity Plan that is outstanding as of the applicable time for any action to be taken under this Agreement.

(25) “Company PSU Award” shall mean a performance stock unit award granted pursuant to a Company Equity Plan that is outstanding as of the applicable time for any action to be taken under this Agreement.

(26) “Company RSU Award” shall mean a time-based restricted stock unit award granted pursuant to a Company Equity Plan that is outstanding as of the applicable time for any action to be taken under this Agreement.

(27) “Company Welfare Plan” shall mean any Company Benefit Plan that is a Welfare Plan.

(28) “Continuation Period” shall have the meaning set forth in Section 2.4(a).

(29) “Deferred Award” shall have the meaning set forth in Section 4.2(d).

(30) “Distribution” shall have the meaning set forth in the Merger Agreement.

(31) “Employee” shall mean any Company Employee or SpinCo Employee.

(32) “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(33) “Former Company Employee” shall mean any individual who, as of immediately prior to the Distribution Time, is a former employee of a member of the Company Group and who is not a Former SpinCo Employee.

(34) “Former SpinCo Employee” shall mean (a) each former employee of a SpinCo Entity who separated from employment with such SpinCo Entity prior to the Distribution Time, and (b) each former employee of a member of the Company Group who separated from employment with such member prior to the Distribution Time and, in each case, who was primarily dedicated to the SpinCo Business as of immediately prior to his or her separation from employment.

(35) “Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of Taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Company Group or a member of the SpinCo Group, on the one hand, and a SpinCo Employee, on the other hand, in each case as in effect immediately prior to the Distribution Time.

(36) “IRS” shall mean the United States Internal Revenue Service.

(37) “Merger” shall have the meaning set forth in the Recitals.

(38) “Merger Partner” shall have the meaning set forth in the Preamble.

(39) “Merger Partner Equityholder” shall have the meaning set forth in the Recitals.

(40) “Multiemployer Plan” shall have the meaning set forth in the Merger Agreement.

(41) “Offer Employee” shall have the meaning set forth in Section 2.3(b).

(42) “Parties” shall mean the parties to this Agreement.

(43) “PBO” shall have the meaning set forth in Section 5.4(a).

(44) “Remaining Portion” shall have the meaning set forth in Section 4.2(a).

(45) “Separation” shall have the meaning set forth in the Merger Agreement.

(46) “Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

(47) “SpinCo” shall have the meaning set forth in the Preamble.

(48) “SpinCo 401(k) Plan” shall mean the Jacobs Technology Inc. Employees’ Savings Plan, as amended from time to time.

(49) “SpinCo Benefit Plan” shall mean each Benefit Plan that is (a) maintained, or sponsored or is required to be maintained or sponsored, solely by SpinCo or a Subsidiary thereof, (b) solely for the benefit of SpinCo Employees and/or the Former SpinCo Employees, or (c) assumed or adopted by SpinCo pursuant to Section 3.1 or Section 6.1.

(50) “SpinCo Deferred Compensation Plans” shall mean the Jacobs Technology Inc. Deferred Compensation Plan and the Nonqualified Plan of KeyW Corporation, each as amended from time to time.

(51) “SpinCo Employee” shall mean each employee, including any such employee who is hired or engaged by the Company, SpinCo or any of their Affiliates following the date of this Agreement, as of immediately prior to the Distribution Time, who (a) primarily devotes such employee’s working time to the SpinCo Business, as determined by the Company in its reasonable discretion, or (b) occupies a role or position that is listed on Schedule (51) (it being understood that such roles and positions provide support to the SpinCo Business and have been selected by the Company in good faith and in accordance with the methodology established by the Company as disclosed to Merger Partner prior to the date hereof). During the period commencing on the date of the Merger Agreement and ending on the Distribution, the Parties shall work together in good faith to consider if any additional employees who are not listed on Schedule (51), including any Company Employees agreed among the Parties to support SpinCo as a result of the transactions contemplated by this Agreement and the Separation and Distribution Agreement, shall be considered SpinCo Employees.

(52) “SpinCo Equity Plan” shall have the meaning set forth in Section 4.2(h).

(53) “SpinCo Executive Deferral Plan” shall have the meaning set forth in Section 6.1(a).

(54) “SpinCo FSA Plan” shall have the meaning set forth in Section 3.2(b).

(55) “SpinCo Leave Employee” shall mean any SpinCo Employee who is receiving long-term disability benefits as of immediately prior to the Distribution Time pursuant to a Company Benefit Plan principally covering employees employed in the United States.

(56) “SpinCo RSU Award” shall mean an award of time-based restricted stock units with respect to shares of SpinCo Common Stock assumed by SpinCo pursuant to the SpinCo Equity Plan in accordance with Section 4.2(b) or Section 4.2(c).

(57) “SpinCo UK Pension Employer” shall mean Energy Safety & Risk Consultants (UK) Limited.

(58) “SpinCo UK Pension Plan” shall mean the defined benefit pension plan to be established by the SpinCo UK Pension Employer with Prudential Platinum prior to the Distribution that shall have terms and conditions that are identical to, and shall include solely those Assets and Liabilities of, the segregated section of the Prudential Platinum Pension – Jacobs UK Limited pension scheme (reference number P063C) that covers SpinCo Employees as of immediately prior to the Distribution.

(59) “SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Employees.

(60) “Surviving Entity” shall have the meaning set forth in the Merger Agreement.

(61) “Transferred Director” shall mean each non-employee member of the SpinCo Board as of the Distribution Time who served as a non-employee director on the Company Board immediately prior to the Distribution Time.

(62) “Transferred FSA Balances” shall have the meaning set forth in Section 3.2(b).

(63) “UK DB Plan” shall have the meaning set forth in Section 5.5.

(64) “Valuation Date” shall have the meaning set forth in Section 6.2.

(65) “Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account or flexible spending accounts.

Section 1.2 Interpretation (a). Section 9.15 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities. In the event of any conflict between the provisions of this Section 2.1 and the Separation and Distribution Agreement, the terms of this Section 2.1 shall control.

(a) Acceptance and Assumption of SpinCo Liabilities. From and after the Distribution Time, except as expressly provided otherwise in this Agreement, SpinCo shall, or shall cause the applicable member of the SpinCo Group to, assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, or cause to be paid, performed, fulfilled and discharged, in due course in full:

(i) except as set forth in Section 2.1(b)(iv), all Liabilities (including those arising under any Action) arising under or related to a SpinCo Benefit Plan;

(ii) all Liabilities (including those arising under any Action) with respect to the employment or termination of employment of all SpinCo Employees and Former SpinCo Employees, whether arising before, on or after the Distribution Date (including any Liabilities arising out of the ARD, severance or termination liabilities arising due to failure of a SpinCo Employee or Former SpinCo Employee to continue employment on or after the Distribution or arising from the Distribution), in each case, except (A) as set forth in Section 2.1(b)(i) or Section 2.1(b)(ii) or (B) any such Liabilities that arise out of any Action brought by a SpinCo Employee or Former SpinCo Employee in respect of alleged discrimination, harassment or retaliation of such SpinCo Employee or Former SpinCo Employee by any Company Employee or Former Company Employee during the course of such Company Employee’s or Former Company Employee’s direct or indirect supervision or management of such SpinCo Employee or Former SpinCo Employee prior to the Distribution;

(iii) all Liabilities arising under or related to any Action with respect to all current and former employees of the Company and its Affiliates (including, without limitation, the members of the SpinCo Group), without regard to whether such current or former employees are SpinCo Employees or Former SpinCo Employees, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Distribution Date;

(iv) all Liabilities arising under or related to (A) any Multiemployer Plan to which any member of the SpinCo Group contributes or has an obligation to contribute, or has in the six (6) years preceding the Distribution Time contributed or had an obligation to contribute or (B) any Multiemployer Plan covering any SpinCo Employee or Former SpinCo Employee;

(v) the CBA Liabilities; and

(vi) any other Liabilities allocated to SpinCo or any SpinCo Entity under this Agreement.

All Assets held in trust to fund SpinCo Benefit Plans and all insurance policies funding SpinCo Benefit Plans shall be SpinCo Assets, except to the extent specifically provided otherwise in this Agreement.

(b) Acceptance and Assumption of Company Liabilities. From and after the Distribution Time, except as expressly provided otherwise in this Agreement, the Company shall, or shall cause the applicable member of the Company Group to, assume or retain, as applicable, and the Company hereby agrees to pay, perform, fulfill and discharge, or cause to be paid, performed, fulfilled or discharged, in due course in full:

(i) all Liabilities (including those arising under any Action) arising under or related to a Company Benefit Plan;

(ii) all Liabilities arising under or related to any Action with respect to all current and former employees of the Company and its Affiliates (including, without limitation, the members of the SpinCo Group), without regard to whether such current or former employees are Company Employees or Former Company Employees, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the Company Business or the Excluded Assets, whether known or unknown, fixed or contingent, asserted or unasserted, and not satisfied or extinguished as of the Distribution Date;

(iii) all Liabilities (including those arising under any Action) with respect to the employment or termination of employment of all Company Employees and Former Company Employees, whether arising before, on or after the Distribution Date (including any Liabilities arising out of the ARD, severance or termination liabilities arising due to failure of a Company Employee or Former Company Employee to continue employment on or after the Distribution or arising from the Distribution), in each case, except (A) as set forth in Section 2.1(a)(i) or Section 2.1(a)(ii) or (B) any such Liabilities that arise out of any Action brought by a Company Employee or Former Company Employee in respect of alleged discrimination, harassment or retaliation of such Company Employee or Former Company Employee by any SpinCo Employee or Former SpinCo Employee during the course of such SpinCo Employee’s or Former SpinCo Employee’s direct or indirect supervision or management of such Company Employee or Former Company Employee prior to the Distribution;

(iv) all Liabilities (including arising under any Action) arising under or related to a SpinCo Benefit Plan that was in effect as of the date of the Merger Agreement to the extent such Liabilities arise out of any failure of any member of the Company Group or any Company Employee or Former Company Employee to operate such SpinCo Benefit Plan in accordance with its terms or the requirements of applicable Law; and

(v) any other Liabilities expressly allocated to the Company or any member of the Company Group under this Agreement or the Separation and Distribution Agreement.

All Assets held in trust to fund Company Benefit Plans and all insurance policies funding Company Benefit Plans shall be Excluded Assets, except to the extent specifically provided otherwise in this Agreement.

(c) Indemnities. (i) The Company shall indemnify, defend and hold harmless each of the SpinCo Indemnified Parties, from and against any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from any breach by the Company or any member of the Company Group of this Agreement and (ii) SpinCo shall indemnify, defend and hold harmless each of the Company Indemnified Parties, from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any breach by SpinCo or any SpinCo Entity of this Agreement. Any matters related to the foregoing indemnification, or indemnification with respect to any Liabilities retained, assumed or indemnified by a Party pursuant to this Agreement, shall be addressed in accordance with the terms of Section 6.4 through Section 6.12 of the Separation and Distribution Agreement, mutatis mutandis.

(d) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement. Notwithstanding the foregoing, any Liabilities in respect of workers’ compensation insurance related to the SpinCo Business shall be assumed or retained by the SpinCo Group so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included.

Section 2.2 Reimbursements.

(a) To the extent that any reimbursements of costs are required by this Agreement, the Parties agree that they shall be limited to actual costs and such reimbursements shall be paid as the relevant costs arise.

(b) To the extent that this Agreement allocates to the SpinCo Group the Liability for compensation or benefits that will be provided under a Company Benefit Plan after the Distribution Date, or allocates to the Company Group the Liability for compensation or benefits that will be provided under a SpinCo Benefit Plan after the Distribution Date, the Party responsible for the Liability under this Agreement will promptly, following reasonable documentation of such costs and benefits, reimburse the Party providing the compensation or benefits.

Section 2.3 Employment of SpinCo Employees.

(a) Employee Transfer. Effective as of no later than immediately prior to the Distribution Time and except as otherwise agreed by the Parties, (i) a member of the Company Group shall ensure that each SpinCo Employee (other than any SpinCo Leave Employee or Offer Employee) is employed by a member of the SpinCo Group as of immediately prior to the Distribution Time, and (ii) a member of the Company Group shall ensure that each Company Employee is employed by a member of the Company Group as of immediately prior to the Distribution Time. Each of the Parties agrees to execute, and to seek to have the applicable Employee execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) Offer Employees. For each SpinCo Employee employed in a jurisdiction where there is no SpinCo Entity authorized to provide employment in such jurisdiction as of immediately prior to the Distribution Time (each, an “Offer Employee”), Merger Partner shall, or shall cause one of its Subsidiaries to, effective as of the Closing, (i) if such employment automatically transfers by operation of Law (including under the ARD), accept the automatic transfer of employment of such SpinCo Employee by operation of Law or (ii) if such employment does not automatically transfer by operation of Law, provide to such SpinCo Employee a written offer of employment with Merger Partner or any of its then existing Subsidiaries. All such offers shall (A) comply with the requirements set forth in, and provide for compensation and benefits on terms that are consistent with, Section 2.4 of this Agreement and (B) set forth other terms that satisfy all requirements of applicable Law and are sufficient to avoid triggering redundancy, severance, termination or similar entitlements in connection with the transfer of employment from a member of the Company Group to a member of the SpinCo Group. Any offer of employment to a SpinCo Leave Employee will be made in accordance with Section 2.3(c) below. Any offers of employment provided pursuant to this Section 2.3(b) shall be subject to advance review and comment by the Company and Merger Partner shall consider the comments of the Company in good faith.

(c) SpinCo Leave Employees. If any SpinCo Leave Employee is able to return to work within one (1) year following the Distribution Date (or such longer period as required by applicable Law or Collective Bargaining Agreement), SpinCo will, or will cause one of its Subsidiaries to, provide a written offer of employment to such employee in compliance with Section 2.3(b) as of the date that such SpinCo Leave Employee is able to return to work (or such earlier date as may be required by applicable Law or Collective Bargaining Agreement); provided that with respect to each such SpinCo Leave Employee who is subject to a Collective Bargaining Agreement, the Company Group and the SpinCo Group shall comply with the return-to-work provisions set forth in the applicable Collective Bargaining Agreement, and if such Employee has a right to return to the Company Group, such Employee shall be considered a Company Employee. Unless otherwise specified in this Agreement or for purposes of Section 2.4(a), for any SpinCo Leave Employee, references in this Agreement to the “Distribution Date” and “Distribution Time” shall be treated as references to the first day and time at which the applicable SpinCo Leave Employee commences employment with the SpinCo Group following such SpinCo Leave Employee’s return to work. Each SpinCo Leave Employee shall, until the date such SpinCo Leave Employee commences employment with SpinCo or one of its Subsidiaries in accordance with this Section 2.3(c), remain on the Company’s payroll and covered by any applicable Company Benefit Plans; provided that for all other purposes of this Agreement (including if a SpinCo Leave Employee is unable to return to work in the time period specified in the first sentence of this Section 2.3(c)), a SpinCo Leave Employee shall be considered a Former SpinCo Employee, unless and until he or she (i) commences active employment with a member of the SpinCo Group after the Distribution Time or (ii) becomes treated as a Company Employee pursuant to the first sentence of this Section 2.3(c).

(d) Employees with Work Visas or Permits. If any SpinCo Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with a member of the SpinCo Group on or after the Distribution Date, the SpinCo Group shall promptly file any necessary applications or documents and will take all reasonable actions needed to secure the necessary visa, permit or other approval as of the Distribution Date, and the Company will provide such assistance as reasonably requested by SpinCo in connection therewith.

(e) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Company Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law or Collective Bargaining Agreement) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.

(f) Severance. The Parties acknowledge and agree that, except as required by applicable Law, the Separation, the Distribution, the Merger and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 2.3 shall not be deemed an involuntary termination of employment entitling any SpinCo Employee or Company Employee to severance payments or benefits.

Section 2.4 Comparable Compensation and Benefits; Non-Duplication of Benefits; Service Credit.

(a) Comparable Compensation and Benefits. Until at least the first anniversary of the Distribution Date (or such longer period required by applicable Law or Collective Bargaining Agreement) (the “Continuation Period”), SpinCo shall provide to each SpinCo Employee: (i) a base salary or wage rate that is not less than that in effect for such SpinCo Employee immediately prior to the Distribution Time, (ii) short-term incentive compensation opportunities that are no less favorable than those in effect for each such SpinCo Employee immediately prior to the Distribution Time, and (iii) employee benefits that, in the aggregate, are substantially comparable to those in effect for each such SpinCo Employee immediately prior to the Distribution Time (excluding long-term or equity-based incentive compensation, retention payments and other one-time or non-recurring compensation payments and any defined benefit pension plans). In addition, SpinCo shall provide to each SpinCo Employee whose employment is involuntarily terminated during the Continuation Period, severance benefits that are no less favorable than the greater of (A) the severance benefits that would have been payable to each such SpinCo Employee under the severance arrangement that applied to such SpinCo Employee immediately prior to the Distribution Time (or, for the SpinCo Employees set forth on Schedule 2.4(a), the severance arrangement set forth on such Schedule) and (B) the severance benefits applicable to similarly situated employees of Merger Partner, taking into account such SpinCo Employee’s additional period of service and increases (but not decreases) in compensation following the Distribution Time. Without limiting this Section 2.4(a), the Parties shall cooperate in good faith to develop the potential equity compensation program of SpinCo following the Distribution with a view towards developing an appropriate program that applies with respect to all eligible employees of the Surviving Entity and its Subsidiaries, which program would be intended to, among other things, (1) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (2) not discriminate between SpinCo Employees, on the one hand, and employees of Merger Partner and its Subsidiaries, on the other hand.

(b) Non-Duplication of Benefits. The Company and SpinCo shall agree on methods and procedures, subject to Merger Partner’s prior review and comment thereon, including amending the respective Benefit Plan documents, to prevent Company Employees and SpinCo Employees from receiving duplicative benefits from the Company Benefit Plans and the SpinCo Benefit Plans.

(c) Service Credit. As of the Distribution Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each member of the SpinCo Group to recognize for each SpinCo Employee who is employed immediately following the Distribution Time by a member of the SpinCo Group or by Merger Partner or any of its Affiliates, all service with the Company or any of its Subsidiaries or predecessor entities at or before the Distribution Time, to the same extent that such service was recognized by the Company or its Subsidiaries or predecessors for similar purposes prior to the Distribution Time as if such service had been performed for a member of the SpinCo Group, for purposes of eligibility, vesting and all other benefit-affecting determinations under any such SpinCo Benefit Plan; provided that (i) such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service and (ii) solely with respect to any SpinCo Benefit Plans in which SpinCo Employees become eligible to participate on or prior to the Distribution Time, if, as of the Distribution Time, such SpinCo Benefit Plans have not recognized such service prior to the Distribution, the foregoing covenant shall only require the commercially reasonable efforts of SpinCo following the Distribution Time to recognize such service.

Section 2.5 No Change in Control. The Parties acknowledge and agree that neither the consummation of the Distribution, the Merger, nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or the Merger Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Company Group or member of the SpinCo Group. Furthermore, unless expressly provided for in this Agreement or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Company Group or member of the SpinCo Group on the part of any Employee, Former SpinCo Employee or Former Company Employee.

Section 2.6 Treatment of SpinCo Employees Prior to Distribution. During the period commencing on the date of the Merger Agreement and ending on the Distribution, the Company shall, and shall cause its Affiliates (including the members of the SpinCo Group) to, subject to Section 7.1(b) of the Merger Agreement, use commercially reasonable efforts to treat the Employees of the Company and its Affiliates who are reasonably expected to be SpinCo Employees in a manner that is consistent, including with respect to compensation, benefits and terms and conditions of employment, with past practice, and, without limiting the generality of the foregoing, continue to provide such Employees with compensation and benefits in the ordinary course of business.

Section 2.7 Establishment of SpinCo Benefit Plans. During the period commencing on the date of the Merger Agreement and ending on the Distribution, the Company and SpinCo shall consult with, and shall consider in good faith the reasonable and timely comments and requests of, Merger Partner regarding the establishment by SpinCo of certain SpinCo Benefit Plans as contemplated by this Agreement, including the establishment of SpinCo Welfare Plans pursuant to Article III and the establishment of the SpinCo Executive Deferral Plan pursuant to Article VI.

ARTICLE III

HEALTH AND WELFARE PLANS

Section 3.1 Establishment and Assumption of Plans.

(a) Establishment of SpinCo Welfare Plans. Effective as of no later than the Distribution Time, SpinCo shall (i) establish SpinCo Welfare Plans with terms substantially similar to the terms of the corresponding Company Welfare Plans and (ii) assume, pursuant to the SpinCo Welfare Plans, all liabilities for claims incurred by SpinCo Employees and Former SpinCo Employees under the corresponding Company Welfare Plans so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included. Except as otherwise provided in this Article III, no SpinCo Welfare Plan shall provide coverage to any Company Employee or Former Company Employee at any time and no Company Welfare Plan shall provide coverage to any SpinCo Employee or Former SpinCo Employee after the Distribution.

(b) Plans Not Required to Be Adopted. With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Distribution, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Employees and Former SpinCo Employees so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included.

(c) Information and Operation. Each Party shall use its commercially reasonable efforts to provide the other Party with information setting forth each Benefit Plan election made by an Employee or former Employee that may have application to such Party’s Benefit Plans from and after the Distribution, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(d) Transition Services. The Parties acknowledge that the Company Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement.

(e) Beneficiaries. References to Company Employees, SpinCo Employees, Former Company Employees, Former SpinCo Employees and current and former non-employee directors of either the Company or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 3.2 Welfare Plans.

(a) Waiver of Conditions; Benefit Maximums. SpinCo shall cause the SpinCo Welfare Plans established pursuant to Section 3.1(a) to:

(i) with respect to initial enrollment, waive (A) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any SpinCo Employee, other than limitations that were in effect with respect to the SpinCo Employee under the applicable Company Welfare Plan, and (B) any waiting period limitation or evidence of insurability requirement applicable to a SpinCo Employee other than limitations or requirements that were in effect with respect to such SpinCo Employee under the applicable Company Welfare Plan; and

(ii) take into account (A) with respect to aggregate annual, lifetime, or similar maximum benefits available under the SpinCo Welfare Plans, a SpinCo Employee’s prior claim experience under the Company Welfare Plans and any Benefit Plan that provides leave benefits; and (B) all amounts paid by such SpinCo Employee under any similar or comparable Company Benefit Plan for the plan year that includes the Distribution for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by the Company or any of its Subsidiaries, as applicable, for the plan year in which the Distribution Time occurs;

provided that, solely with respect to any SpinCo Benefit Plans in which SpinCo Employees become eligible to participate on or prior to the Distribution Time, if, as of the Distribution Time, such SpinCo Benefit Plans do not take into account the claim experience or amounts described in Section 3.2(a)(ii)(A) or Section 3.2(a)(ii)(B), the foregoing Section 3.2(a)(ii) shall only require the commercially reasonable efforts of SpinCo to take into account such claim experience or amounts.

(b) Flexible Spending Accounts. The Company and SpinCo shall take all actions necessary or appropriate so that, effective as of no later than the Distribution Time, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable Company Welfare Plan that is a flexible spending plan (the “Company FSA Plan”) of the SpinCo Employees who are participants in the Company FSA Plan shall be transferred to one or more comparable plans of SpinCo (collectively, the “SpinCo FSA Plan”); (ii) the elections, contribution levels and coverage levels of such SpinCo Employees shall apply under the SpinCo FSA Plan in the same manner as under the Company FSA Plan; and (iii) such SpinCo Employees shall be reimbursed from the SpinCo FSA Plan for claims incurred at any time during the plan year of the Company FSA Plan in which the Distribution Date occurs that are submitted to the SpinCo FSA Plan from and after the Distribution Date on the same basis and the same terms and conditions as under the Company FSA Plan. Within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, the Company shall pay SpinCo the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and SpinCo shall pay the Company the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(c) Allocation of Welfare Plan Assets and Liabilities. Except as otherwise provided in this Agreement, effective as of the Distribution Time, the Company Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to the Company Welfare Plans, regardless of when arising, and the SpinCo Group shall retain or assume, as applicable, and be responsible for all Assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to the SpinCo Welfare Plans, regardless of when arising.

Section 3.3 COBRA. The Company Group shall be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Company Welfare Plans with respect to any Company Employees, Former Company Employees (and their covered dependents) and Former SpinCo Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Distribution Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement or this Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 3.4 Vacation, Sick Leave and Personal Time.

(a) SpinCo shall, or shall cause a member of the SpinCo Group to, recognize and assume all Liabilities with respect to accrued but unused vacation, sick leave and paid time off, and required payments related thereto, for all SpinCo Employees and shall, for participants in the Company Personalized Paid Time Off Policy, recognize and credit each such SpinCo Employee with eighty (80) hours of unused vacation or paid time off, but in all cases, so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included; provided, however, that (i) any SpinCo Employee who participates in the Company Personalized Paid Time Off Policy and has a legacy frozen vacation and paid time off balance shall not be credited with such eighty (80) hours of unused vacation of paid time off, and such SpinCo Employee’s legacy frozen vacation and paid time off balance shall instead be recognized (including against any applicable accrual cap) and assumed in accordance with this Section 3.4(a) so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included and (ii) such legacy frozen vacation and paid time off balance shall, as of the Distribution Time, be unfrozen and available for use. SpinCo shall allow SpinCo Employees to use the vacation, sick leave and paid time off recognized in accordance with this Section 3.4(a) in accordance with the terms of the Company Group programs in effect immediately prior to the Distribution Time (in addition to, and not in lieu of, any vacation, sick leave and paid time off accrued under the applicable plans or policies of SpinCo and its Affiliates on or following the Distribution Date), other than any such term providing for “unlimited” paid time off.

(b) During the Continuation Period, SpinCo shall provide to each SpinCo Employee a rate of accrual of vacation, sick leave and personal time that is no less favorable than that in effect for each such SpinCo Employee immediately prior to the Distribution Time; provided that with respect to SpinCo Employees who were participants in the Company Personalized Paid Time Off Policy as of immediately prior to the Distribution Time, SpinCo shall provide to such SpinCo Employees a rate of accrual that is no less favorable than that in effect for such SpinCo Employee as of immediately prior to his or her commencement of participation in the Company Personalized Paid Time Off Policy.

Section 3.5 Severance and Unemployment Compensation. As of the Distribution Time, SpinCo shall, or shall cause a member of the SpinCo Group to, assume and be responsible for any and all Liabilities relating to SpinCo Employees and Former SpinCo Employees in respect of severance, unemployment compensation and supplemental unemployment benefits, regardless of when arising, except as set forth in Section 3.3. The Company Group shall retain or assume, as applicable, and be responsible for any and all Liabilities relating to Company Employees and Former Company Employees in respect of severance, unemployment compensation and supplemental unemployment benefits, regardless of when arising.

Section 3.6 Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for SpinCo or the Company, as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both the Company and SpinCo for a reasonable term. No Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for any other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 3.6.

Section 3.7 Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for the Company or SpinCo, as applicable, and to maintain any pricing discounts or other preferential terms for both the Company and SpinCo for a reasonable term. No Party shall be liable for failure to obtain such pricing discounts or other preferential terms for any other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 3.7.

Section 3.8 Individual Agreements.

(a) Assignment by the Company. To the extent necessary, the Company shall assign, or cause an applicable member of the Company Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, all Individual Agreements, with such assignment to be effective as of no later than the Distribution Time; provided, however, that (i) in the case of any Individual Agreement evidencing the grant of a Company Equity Award, SpinCo and its Subsidiaries shall not assume any obligations under such agreement in respect of the Accelerated Portion and (ii) to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Distribution Time, each member of the SpinCo Group shall be considered to be a successor to each member of the Company Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the SpinCo Group shall enjoy all the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary).

(b) Assumption by SpinCo. Effective as of the Distribution Time, SpinCo shall, or shall cause an applicable member of the SpinCo Group to, assume and honor any Individual Agreement to the extent assigned to SpinCo or another member of the SpinCo Group pursuant to Section 3.8(a).

ARTICLE IV

CASH INCENTIVE COMPENSATION AND EQUITY AWARDS

Section 4.1 Cash Incentive Compensation.

(a) Cash Incentive Compensation. The SpinCo Group shall assume all Liability for any cash incentive compensation (including sales commissions) payable under any Company Benefit Plan and SpinCo Benefit Plan in respect of the calendar year in which the Distribution Time occurs (or any portion thereof) to SpinCo Employees and Former SpinCo Employees (the “Cash Incentive Compensation”) and the Company Group shall not have any Liability for the Cash Incentive Compensation so long as the associated accrual is included in the calculation of the Final Net Working Capital and the Parties hereby agree that such accrual shall be so included. All Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by the SpinCo Group in its discretion, subject to SpinCo’s obligations under Section 2.4(a); provided that the amount of Cash Incentive Compensation actually paid by the SpinCo Group to SpinCo Employees and Former SpinCo Employees shall be not less than the associated amount of Cash Incentive Compensation included in the calculation of the Final Net Working Capital.

(b) Company Retained Bonus Plans. From and after the Distribution Time, the Company Group shall continue to retain (or assume as necessary) all Liabilities under any incentive plan in respect of Company Employees and Former Company Employees participating in such plan, whether or not such plan is sponsored by the Company Group.

Section 4.2 Equity Awards.

(a) Partial Acceleration. With respect to each unvested Company RSU Award and Company PSU Award that is outstanding as of three (3) Business Days prior to the Acceleration Date (the “Measurement Date”) and held by an individual expected by the Company in good faith to be a SpinCo Employee or a Transferred Director, the Company shall cause the Accelerated Portion of each such award to be vested and settled in shares of Company Common Stock as of immediately prior to the Acceleration Date, and the remaining unvested portion of each such award after taking into account the foregoing acceleration (in the aggregate, and together with the Deferred Awards, the “Remaining Portion”) shall, to the extent it remains outstanding and unvested as of immediately prior to the Distribution, be assumed by SpinCo and converted into a SpinCo RSU Award as described in Section 4.2(b). Following the Distribution, for each such SpinCo RSU Award, any reference to a “change in control,” “change of control,” “ownership change event,” or similar definition in an applicable Individual Agreement, the Company Equity Plan or other Company plan or policy, shall be deemed to refer to a “change in control,” “change of control,” “ownership change event,” or similar event relating to SpinCo.

(b) Company RSU Awards. Each Company RSU Award that is outstanding and unvested as of immediately prior to the Distribution Time (after taking into account the accelerated vesting and settlement provided for in Section 4.2(a)) and held by a SpinCo Employee or Transferred Director shall be converted, as of the Distribution Time, into a SpinCo RSU Award, and shall, except as otherwise provided in this Section 4.2(b), be subject to the same terms and conditions (including with respect to vesting) after the Distribution Time as were applicable to such Company RSU Award as of immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to the corresponding Company RSU Award as of immediately prior to the Distribution, multiplied by (B) the Adjustment Ratio.

(c) Company PSU Awards. Each Company PSU Award that is outstanding and unvested as of immediately prior to the Distribution and held by a SpinCo Employee (after taking into account the accelerated vesting and settlement provided forth in Section 4.2(a)) shall be converted, as of the Distribution Time, into a SpinCo RSU Award, and shall, except as otherwise provided in this Section 4.2(c), be subject to the same terms and conditions (including with respect to time-based vesting but excluding performance-based vesting conditions) after the Distribution Time as were applicable to such Company PSU Award as of immediately prior to the Distribution Time; provided, however, that from and after the Distribution Time, the number of shares of SpinCo Common Stock subject to such SpinCo RSU Award shall be equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to the corresponding Company PSU Award as of immediately prior to the Distribution (with such number of shares determined based on deemed satisfaction of the performance conditions applicable to such award at the Assumed Performance Level), multiplied by (B) the Adjustment Ratio.

(d) Vested Deferred and Notional Awards. Each account or award of vested, notional deferred shares (including any Company RSU Awards and Company PSU Awards for which settlement has been deferred and any notional units in respect of shares of Company Common Stock credited under any nonqualified deferred compensation plan) that is outstanding as of immediately prior to the Distribution shall (i) to the extent the Liability for such account or award is assumed or retained by the Company Group, shall be treated in accordance with Section 4.2(g), and (ii) to the extent the Liability for such account or award is assumed or retained by the SpinCo Group (collectively, the “Deferred Awards”), shall be converted into a corresponding account or award in respect of shares of SpinCo Common Stock, with the number of shares of SpinCo Common Stock subject to such account or award equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Company Common Stock subject to the corresponding Company account or award as of immediately prior to the Distribution, multiplied by (B) the Adjustment Ratio.

(e) Settlement; Tax Reporting and Withholding.

(i) Upon the vesting, payment or settlement, as applicable, of SpinCo RSU Awards, SpinCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of each SpinCo Employee and shall be responsible for all income Tax reporting in respect of SpinCo RSU Awards.

(ii) SpinCo shall be responsible for the settlement of cash dividends or dividend equivalents on any SpinCo RSU Award; provided that, with respect to the portion of the vesting period elapsed prior to the Distribution Date, solely to the extent such cash dividend or dividend equivalent amounts are included in Net Indebtedness. For the avoidance of doubt, the term “dividend equivalents” shall not include any dividend equivalents that are deemed reinvested in shares of SpinCo Common Stock, consistent with the practice with respect to the applicable award prior to the Distribution, and SpinCo shall adjust the number of shares subject to the applicable SpinCo RSU Award to reflect such deemed reinvestment in the manner set forth in the applicable award agreement.

(f) Registration and Other Regulatory Requirements. SpinCo agrees to file a registration statement on Form S-8 with respect to the shares of SpinCo Common Stock authorized for issuance under the SpinCo Equity Plan on, or as soon as practicable following, the Distribution Date. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.2(f), including compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

(g) Awards Retained by the Company. Without duplication, each (i) Company Equity Award that is held by a Company Employee, Former Company Employee, Former SpinCo Employee or current or former non-employee director of the Company Board (other than any Transferred Director), (ii) Company Option Award, (iii) Company RSU Award or Company PSU Award granted after the Measurement Date, and (iv) Deferred Award that is described in Section 4.2(d)(i) that, in each case, is outstanding immediately prior to the Distribution Time shall remain denominated, as of immediately following the Distribution Time, in shares of Company Common Stock; provided that the Company may adjust the terms of the Company Equity Awards as the Company determines, in its sole discretion, to be appropriate to preserve the intrinsic value of such awards as of immediately prior to and immediately following the Distribution Time, which adjustment shall not result in any Liability to the SpinCo Group. The Company shall retain all Liabilities with respect to each such Company Equity Award.

(h) SpinCo Equity Plan. Prior to the Distribution Time, (i) the Company, SpinCo and Merger Partner shall work together in good faith to develop the terms of a new equity incentive plan to be adopted by SpinCo no later than immediately prior to the Distribution Time, which shall be effective no earlier than immediately prior to the Distribution Time (the “SpinCo Equity Plan”), it being understood that the SpinCo Equity Plan shall have such terms as are necessary to permit the implementation of the provisions of this Section 4.2, (ii) the Company, SpinCo and Merger Partner shall use commercially reasonable efforts to agree to the material terms of the SpinCo Equity Plan as promptly as practicable after the date of this Agreement and in any event by no later than the date of filing of the Form 10 or other registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution and (iii) the Company shall, or cause the applicable member of the Company Group to, approve the SpinCo Equity Plan in its capacity as sole shareholder of SpinCo prior to the Distribution Time.

Section 4.3 Employee Stock Purchase Plan. The administrator of the Company ESPP shall take all actions necessary and appropriate to provide that all payroll deductions and other contributions of the participants in the Company ESPP who are SpinCo Employees and Former SpinCo Employees shall cease on or before the Distribution Date. Any accumulated contributions of SpinCo Employees and Former SpinCo Employees that remain in such participants’ accounts under the Company ESPP as of the Distribution Time, if any, shall be returned to such participant as promptly as practicable (but no later than ten (10) Business Days) following the Distribution Date.

Section 4.4 Director Compensation. The Company Group shall be responsible for the payment of any fees for service on the Company Board that are earned at, before, or after the Effective Time, and the SpinCo Group shall not have any responsibility for any such payments. With respect to any SpinCo non-employee director (including any Transferred Director), the SpinCo Group shall be responsible for the payment of any fees for service on the SpinCo Board that are earned at any time after the Distribution Time and the Company shall not have any responsibility for any such payments. Notwithstanding the foregoing, SpinCo shall commence paying quarterly cash retainers to SpinCo non-employee directors in respect of the quarter in which the Distribution Time occurs; provided that (a) if the Company has already paid such quarter’s cash retainers to non-employee members of the Company Board prior to the Distribution Date Time, then within thirty (30) days after the Distribution Date, SpinCo shall pay the Company an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to SpinCo after the Distribution Date (other than any amount that is subject to a deferral election and is credited or to be credited to any such director’s account under the Company Directors Deferral Plan), and (b) if the Company has not yet paid such quarter’s cash retainers to Company non-employee directors prior to the Effective Time, then within thirty (30) days after the Distribution Date, the Company shall pay SpinCo an amount equal to the portion of such payment that is attributable to Transferred Directors’ service to the Company on and prior to the Distribution Date (other than any amount that is subject to a deferral election and is credited or to be credited to any such director’s account under the Company Directors Deferral Plan).

ARTICLE V

RETIREMENT PLANS

Section 5.1 SpinCo 401(k) Plan. SpinCo will, or will cause a member of the SpinCo Group to, retain the sponsorship of the SpinCo 401(k) Plan and all liabilities and assets thereunder and the Company will, or will cause a member of the Company Group to, retain the sponsorship of the Company 401(k) Plans and all liabilities and assets thereunder. As of no later than the Distribution Date, the Company and SpinCo will take all actions necessary to transfer the assets and accounts of Company Employees and Former Company Employees who participate in the SpinCo 401(k) Plan to the Company 401(k) Plans, and to transfer the assets and accounts of SpinCo Employees who participate in the Company 401(k) Plans to the SpinCo 401(k) Plan. Each SpinCo Employee shall be given credit under the SpinCo 401(k) Plan for all service with and compensation from the Company and its Affiliates and their respective predecessors as if it were service with and compensation from SpinCo for purposes of determining eligibility and vesting under the SpinCo 401(k) Plan.

Section 5.2 Plan Fiduciaries. For all periods on and after the Distribution Date, the Parties agree that the applicable fiduciaries of each of the Company 401(k) Plans and the SpinCo 401(k) Plan, respectively, shall have the authority with respect to the Company 401(k) Plans and the SpinCo 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents. If, prior to the Distribution Date, the fiduciaries of the SpinCo 401(k) Plan determine that Company Common Stock is no longer an appropriate investment option under the SpinCo 401(k) Plan, then the Parties shall cooperate as reasonably necessary to take appropriate actions, consistent with applicable fiduciary duties, to prepare to remove Company Common Stock as an investment option therein.

Section 5.3 Qualified Plans. Notwithstanding anything to the contrary in this Agreement, the Company Group shall retain the sponsorship of, and all Liabilities and Assets arising under or related to, (i) all Benefit Plans that are tax-qualified defined benefit pension plans, except as otherwise required by applicable Law and (ii) the Company LifeSight Plan, and each such Benefit Plan shall be a Company Benefit Plan for all purposes under this Agreement.

Section 5.4 Transferring Pension Plans.

(a) Company Non-U.S. Pension Plans. Except as otherwise provided in Section 5.4(b) with respect to the SpinCo UK Pension Plan, with respect to each Company Non-U.S. Pension Plan in respect of which a member of the SpinCo Group is required to assume or retain any Liability under applicable Law as a result of the transactions contemplated by this Agreement, the Separation and Distribution Agreement or the Merger Agreement, to the extent such Company Non-U.S. Pension Plan is funded, the Company Group shall cause to be transferred from the trusts (or in the case of other funding vehicles, transferred from such funding vehicles) under such Company Non-U.S. Pension Plan to the trusts or other funding vehicles under the corresponding defined benefit pension plan required to be established by the SpinCo Group assets in the form of cash, cash equivalents, marketable securities or insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to cover plan benefits), the value of which shall be equal to: the aggregate projected benefit obligation (“PBO”) under such Company Non-U.S. Pension Plan as of the Distribution that are attributable to the SpinCo Employees and Former SpinCo Employees divided by the PBO of all participants in such Company Non-U.S. Pension Plan as of the Distribution, multiplied by the fair market value of the assets of such Company Non-U.S. Pension Plan at the Distribution.

(b) SpinCo UK Pension Plan. Prior to the Distribution Time, the Company shall cause the SpinCo UK Pension Employer to take all action necessary to establish the SpinCo UK Pension Plan. The Company shall ensure that the SpinCo UK Pension Plan is funded in the form of cash, cash equivalents, marketable securities or insurance contracts (to the extent allowable under the terms of such contracts and exclusively intended to cover plan benefits), the value of which shall be equal to the aggregate benefit obligation under the SpinCo UK Pension

Plan on a “technical provisions basis” (measured based on the valuation performed by the plan actuary as of the most recent practicable date prior to the Distribution Time). The Company shall cause the SpinCo UK Pension Employer to make all contributions required to be made to the SpinCo UK Pension Plan prior to the Distribution Time under the terms of the SpinCo UK Pension Plan and applicable Law. SpinCo shall cause the SpinCo UK Pension Employer to continue to sponsor the SpinCo UK Pension Plan from and after the Distribution and to make all contributions required to be made from and after the Distribution in accordance with the terms of the SpinCo UK Pension Plan and applicable Law.

Section 5.5 UK Pension Plan Matters. The Company Group and the SpinCo Group shall permit Merger Partner to participate in any discussions between the Company Group or the SpinCo Group and the trustees of (i) the SpinCo UK Pension Plan and (ii) any other defined benefit pension plan maintained for the benefit of current or former Employees in the United Kingdom (any such other plan, a “UK DB Plan”), provided that such participation shall be permitted with respect to a UK DB Plan solely if and to the extent that the discussions concern any potential obligations or commitments of the SpinCo Group or that could result in additional Liabilities to, or loss of Assets from, the SpinCo Group. In addition to the foregoing, any potential agreement with the trustees of the SpinCo UK Pension Plan that would impose any additional obligations on the SpinCo UK Pension Employer or any of its Affiliates with respect to the SpinCo UK Pension Plan that are not paid or otherwise borne by the Company Group, including any obligations for additional contributions or security in respect of the SpinCo UK Pension Plan, shall be subject to the prior written consent of Merger Partner (not to be unreasonably conditioned, withheld or delayed). Notwithstanding any provision of this Agreement to the contrary, all (a) Liabilities arising under or in connection with or relating to any UK DB Plan, including any debt arising under section 75 or 75A of the UK Pensions Act 1995 (or regulations made thereunder) or liabilities that arise as a result of the UK Pensions Regulator taking action against any person in connection with a UK DB Plan and (b) all Liabilities of a member of the SpinCo Group of a kind that would transfer to the SpinCo Group (including, for the avoidance of doubt, all such Liabilities, contingent or otherwise, that exist as of the Distribution Time) in strict accordance with Beckmann v. Dynamco Whichelow MacFarlane Ltd [2002] IRLR 578 and Martin v. South Bank University [2004] IRLR 74, in each case, shall be Liabilities retained by the Company Group pursuant to Section 2.1(b)(i).

ARTICLE VI

NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.1 Generally.

(a) Executive Deferral Plan. From and after the Distribution, the Company will retain the Jacobs Executive Deferral Plan and all Liabilities under the Jacobs Executive Deferral Plan relating to Company Employees and Former Company Employees. No later than the Distribution Date, SpinCo shall adopt a plan with substantially the same terms as the Jacobs Executive Deferral Plan (the “SpinCo Executive Deferral Plan”) and, from and after the Distribution, shall assume the portion of the Liabilities under the Jacobs Executive Deferral Plan for the benefits to be provided to SpinCo Employees and Former SpinCo Employees who, immediately prior to the Distribution, were participants in the Jacobs Executive Deferral Plan, excluding any Liabilities related to Deferred Equity Awards, as if such Liabilities were under a SpinCo Benefit Plan, and the Company and its Affiliates and the Jacobs Executive Deferral Plan shall be relieved of all such Liabilities under the Jacobs Executive Deferral Plan with respect to such participants.

(b) Nonqualified Plan of KeyW Corporation. From and after the Distribution, SpinCo shall retain, or shall cause a member of the SpinCo Group to retain, the Executive Nonqualified Excess Plan of KeyW Corporation (the “Nonqualified Plan of KeyW Corporation”), including any such Liabilities in respect of Company Employees or Former Company Employees. The Company shall retain a list setting forth the name and each applicable distribution event for each Company Employee who participates in and has a vested balance in the Nonqualified Plan of KeyW Corporation. From and after the Distribution, the Company shall (i) notify SpinCo of the occurrence of the “separation from service” under Section 409A of the Code of any Company Employee who participates in the Nonqualified Plan of KeyW Corporation (including any circumstances relevant to determine the manner of payment), as promptly as practicable but in no event later than thirty (30) days thereafter, and (ii) cooperate with SpinCo or the applicable member of the SpinCo Group to facilitate payment of amounts due to any Company Employee or Former Company Employee under the Nonqualified Plan of KeyW Corporation, including, if requested by SpinCo, by paying such amounts subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority, subject to reimbursement by SpinCo within thirty (30) days following the applicable payment.

(c) Jacobs Technology Inc. Deferred Compensation Plan. From and after the Distribution, SpinCo shall retain, or shall cause a member of the SpinCo Group to retain, the Jacobs Technology Inc. Deferred Compensation Plan and all Liabilities and Assets in respect of SpinCo Employees or Former SpinCo Employees thereunder. From and after the Distribution, the Jacobs Field Services Deferred Compensation Plan shall assume the portion of the Liabilities under the Jacobs Technology Inc. Deferred Compensation Plan for the benefits to be provided to Company Employees and Former Company Employees who, immediately prior to the Distribution, were participants in the Jacobs Technology Inc. Deferred Compensation Plan as if such Liabilities were under a Company Benefit Plan, and SpinCo and its Affiliates and the Jacobs Technology Inc. Deferred Compensation Plan shall be relieved of all such Liabilities under the Jacobs Technology Inc. Deferred Compensation Plan with respect to such participants.

(d) Company Deferred Compensation Plans. From and after the Distribution, the Company shall retain, or shall cause one of its Affiliates (other than a member of the SpinCo Group) to retain, the Company Deferred Compensation Plans, including any such Liabilities in respect of SpinCo Employees, Former SpinCo Employees and Transferred Directors thereunder (except with respect to Liabilities in respect of SpinCo Employees or Former SpinCo Employees under the Executive Deferral Plan and the Jacobs Field Services Deferred Compensation Plan, which shall be treated as set forth in Section 6.1(a) and Section 6.1(e), respectively). The Company shall provide SpinCo with a list setting forth the name and each applicable distribution event for each SpinCo Employee and Transferred Director who participates in and has a vested balance in the Company Deferred Compensation Plans. From and after the Distribution, SpinCo shall (i) notify the Company of the occurrence of the “separation from service” under Section 409A of the Code of any SpinCo Employee or Transferred Director who participates in the

Company Deferred Compensation Plans (including any circumstances relevant to determine the manner of payment), as promptly as practicable but in no event later than ten (10) Business Days thereafter, and (ii) cooperate with the Company or the applicable member of the Company Group to facilitate payment of amounts due to any SpinCo Employee, Former SpinCo Employee or Transferred Director under the Company Deferred Compensation Plans, including, if requested by the Company, by paying such amounts subject to applicable Tax withholding and remitting the Tax withholding and payroll Taxes to the appropriate Tax authority, subject to reimbursement by the Company within thirty (30) days following the applicable payment.

(e) Jacobs Field Services Deferred Compensation Plan. From and after the Distribution, the Company shall retain, or shall cause a member of the Company Group to retain, the Jacobs Field Services Deferred Compensation Plan and all Liabilities and Assets in respect of Company Employees or Former Company Employees thereunder. From and after the Distribution, the Jacobs Technology Inc. Deferred Compensation Plan shall assume the portion of the Liabilities under the Jacobs Field Services Deferred Compensation Plan for the benefits to be provided to SpinCo Employees and Former SpinCo Employees who, immediately prior to the Distribution, were participants in the Jacobs Field Services Deferred Compensation Plan as if such Liabilities were under a SpinCo Benefit Plan, and the Company and its Affiliates and the Jacobs Field Services Deferred Compensation Plan shall be relieved of all such Liabilities under the Jacobs Field Services Deferred Compensation Plan with respect to such participants.

Section 6.2 Transfer of Deferred Compensation Plan Assets. Effective as of the Distribution, the Company Group shall cause to be transferred to a member of the SpinCo Group one or more grantor trusts containing Assets with a fair market value as of the most recent practicable date prior to the Distribution (the “Valuation Date”) that is equal to (i) the Liabilities (measured as of the Valuation Date) that are assumed by SpinCo or a member of the SpinCo Group under the SpinCo Executive Deferral Plan pursuant to Section 6.1(a) and (ii) the Liabilities (measured as of the Valuation Date) of the SpinCo Deferred Compensation Plans assumed or retained by SpinCo or a member of the SpinCo Group pursuant to Section 6.1(b), Section 6.1(c) or Section 6.1(d). Any Assets transferred in accordance with this Section 6.2 shall be in the form of cash, cash equivalents, marketable securities or insurance contracts or, solely in the case of the grantor trust associated with the Nonqualified Plan of KeyW Corporation, in the form of company-owned life insurance policies. Any determination of fair market value pursuant to this Section 6.2 shall be made by the Company in its reasonable, good faith discretion, provided that Merger Partner will have a reasonable opportunity to review such determination and may dispute whether such determination accurately reflects fair market value pursuant to the dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement. The Parties agree that with respect to company-owned life insurance policies held in the grantor trust associated with the Nonqualified Plan of KeyW Corporation, fair market value for purposes of this Section 6.2 and for purposes of the definition of “Indebtedness” in the Separation and Distribution Agreement shall refer to the aggregate amount of the death benefit under such policies.

Section 6.3 Participant Elections. Any election made by a SpinCo Employee under the Company Deferred Compensation Plans, including without limitation those with respect to compensation deferral, investments, optional forms of benefit, benefit commencement and beneficiaries, shall be recognized for the same purposes under the SpinCo Executive Deferral Plan or the applicable SpinCo Deferred Compensation Plan. No new elections shall be permitted under the Company Deferred Compensation Plans, the SpinCo Executive Deferred Plan and SpinCo Deferred Compensation Plans as a result of the Distribution.

ARTICLE VII

COLLECTIVE BARGAINING; NON-U.S. EMPLOYEES

Section 7.1 Collective Bargaining. No later than the Distribution, the SpinCo Group shall (a) assume or continue to be bound by all Collective Bargaining Agreements that cover SpinCo Employees or Former SpinCo Employees and the CBA Liabilities, and (b) join or continue membership in any industrial, employer or similar association or federation if membership is required for the relevant Collective Bargaining Agreement to continue to apply.

Section 7.2 Non-U.S. Regulatory Compliance. The Company shall have the authority, following consultation with Merger Partner, to reasonably adjust the treatment described in this Agreement with respect to SpinCo Employees who are located outside of the United States to ensure compliance with the applicable Laws or regulations of countries outside of the United States or to preserve the Tax benefits provided under local Tax Law or regulation before the Distribution.

Section 7.3 Non-U.S. Employees. To the extent commercially reasonable, SpinCo Employees who are residents outside of the United States or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the SpinCo Employees who are residents of the United States and are not subject to non-U.S. Law. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions shall be subject to and accomplished in accordance with applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Information Sharing and Access.

(a) Sharing of Information. Subject to applicable Laws and obligations under applicable Contracts, the Parties shall, and in the case of the Company and SpinCo, shall cause each member of their respective Group to, share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the SpinCo Benefit Plans and the Company Benefit Plans, as applicable. The Parties and their respective authorized agents shall, subject to applicable Laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Distribution Date, all participant information shall be provided in the manner and medium applicable to participating companies in the Company Benefit Plans generally, and thereafter all participant information shall be provided in a manner and medium as may be mutually agreed to by the Parties.

(b) Transfer of Personnel Records and Authorization. Subject to any limitation imposed by applicable Law or other applicable restrictions (including holds instituted in connection with Actions, audit retention requirements and obligations under applicable Contracts) and to the extent that it has not done so before the Distribution, the Company shall use commercially reasonable efforts to transfer to SpinCo any and all employment records with respect to SpinCo Employees and other records reasonably required by SpinCo to enable SpinCo to properly carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Distribution. Each Party shall permit the other Party reasonable access to its Employee records, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder.

(c) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement, any applicable privacy protection Laws or regulations or other applicable restrictions (including holds instituted in connection with Actions and obligations under applicable Contracts), reasonable access to Employee-related and benefit plan related records after the Distribution shall be provided to members of the Company Group and members of the SpinCo Group pursuant to the terms and conditions of Article IV of the Separation and Distribution Agreement.

(d) Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, the Company and SpinCo shall comply with all applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all applicable Laws, regulations and internal policies applicable to such information.

(e) Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection Laws) all relevant documents, resolutions, government filings, data, payroll, employment and benefit plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be SpinCo Confidential Information or Company Confidential Information, as applicable, subject to Section 7.2 of the Separation and Distribution Agreement and the requirements of applicable Law.

Section 8.2 Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each member of the Company Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 8.3 Fiduciary Matters. The Company and SpinCo each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.4 Further Assurances. Section 7.1 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.5 Survival of Covenants. Section 9.1 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.6 Governing Law; Submission to Jurisdiction. Section 9.2 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.7 Headings. Section 9.4 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.8 Entire Agreement. Section 9.5 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.9 Amendments and Waivers. Section 9.6 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.10 Assignment; No Third-Party Beneficiaries. Section 9.7 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis. Notwithstanding the generality of such section, the provisions contained in this Agreement are included for the sole benefit of the Parties and shall not create any right, including as a third-party beneficiary, in any other person, including any Employee. Nothing herein shall be deemed an amendment, adoption or termination of any Benefit Plan. In addition, nothing in this Agreement shall be deemed to prohibit or restrict SpinCo or any of its Affiliates from terminating the employment of any SpinCo Employee following the Distribution Time.

Section 8.11 Tax Reporting of Compensation. To the extent that, for administrative reasons, any payment on or following the Distribution Date is made (a) by any member of the Company Group in respect of a Liability allocated to the SpinCo Group pursuant to Section 2.1(a) or otherwise or (b) by a SpinCo Entity in respect of a Liability allocated to the Company Group pursuant to Section 2.1(b) or otherwise, such payment shall be deemed made, in the case of a payment described in clause (a), on behalf of the SpinCo Group and, in the case of a payment described in clause (b), on behalf of the Company Group.

Section 8.12 Section 409A. The Parties shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by this Agreement and the Separation and Distribution Agreement shall not result in adverse Tax consequences under Section 409A of the Code to any SpinCo Employee, Former SpinCo Employee, Company Employee, Former Company Employee or Transferred Director in respect of his or her benefits under any Benefit Plan.

Section 8.13 Specific Performance. Section 9.8 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.14 Waiver of Jury Trial. Section 9.9 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.15 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.15):

if to the Company or, on or prior to the Distribution Date, to SpinCo, then to:

Jacobs Solutions Inc.

1999 Bryan Street Suite 3500

Attention:      Justin Johnson

E-mail:          justin.johnson@jacobs.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:    David A. Katz

Karessa L. Cain

E-mail:        DAKatz@wlrk.com

KLCain@wlrk.com

if to Merger Partner or, following the Distribution Date, to SpinCo, then to:

Amentum Holdco Inc.

4800 Westfields Boulevard

Suite #400

Chantilly, Virginia 20151

Attention:      Stuart Young

E-mail:          stuart.young@amentum.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:    Richard Hall

David J. Perkins

Maurio A. Fiore

E-mail:         rhall@cravath.com

dperkins@cravath.com

mfiore@cravath.com

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 8.16 Severability. Section 9.10 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.17 Counterparts. Section 9.11 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.18 Force Majeure. Section 9.12 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.19 Termination. Section 9.13 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.20 Dispute Resolution. The dispute resolution procedures set forth in Article VIII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 8.21 Interpretation. Section 9.15 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

Section 8.22 Performance. Section 9.16 of the Separation and Distribution Agreement is incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Jacobs Solutions Inc.

By:	/s/ Claudia Jaramillo
Name: Claudia Jaramillo
Title: Chief Financial Officer

Amazon Holdco Inc.

By:	/s/ Claudia Jaramillo
Name: Claudia Jaramillo
Title: Chief Financial Officer

[Signature Page to Employee Matters Agreement]

AMENTUM PARENT HOLDINGS LLC

By:	AMENTUM JOINT VENTURE LP,
its sole member

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Authorized Signatory

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Authorized Signatory

AMENTUM JOINT VENTURE LP

By:	AMENTUM JOINT VENTURE GP LLC,
its general partner

By:	/s/ Russell Treidman
Name: Russell Treidman
Title: Executive Manager

By:	/s/ Benjamin Dickson
Name: Benjamin Dickson
Title: Executive Manager

[Signature Page to Employee Matters Agreement]